Exhibit 99.1

NEWS RELEASE

CONTACT: Erin DiPietro Manager Corporate Communications T - (412) 433-6845 E - emdipietro@uss.com
For Immediate release
U. S. STEEL ANNOUNCES EXECUTIVE MANAGEMENT CHANGES
PITTSBURGH, Feb. 28, 2017 - United States Steel Corporation (NYSE: X) today announced that David B. Burritt, who currently serves as executive vice president and chief financial officer, has been elected president and chief operating officer. Mario Longhi, who has served as president and chief executive officer since September 2013, will remain U . S. Steel’s CEO and continue to serve on the Board of Directors. The changes are effective today.
In his new role, Burritt will have executive responsibility for all aspects of the company’s day-to-day business in the United States and Central Europe. He will continue to serve as CFO while the company undertakes a search to fill that role. Since joining the company in September 2013 as executive vice president and chief financial officer, Burritt has assumed increasing responsibility for commercial activities, plant operations and strategic planning.
Longhi will focus his time on the company’s strategic vision, which is critical given the increasingly competitive nature of the global steel industry.

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Mario Longhi
Mario Longhi has held a series of increasingly responsible executive leadership roles since he joined U. S. Steel in July 2012 as executive vice president & chief operating officer. He was appointed president and chief operating officer in June 2013 and was elected president and chief executive officer in September 2013. Prior to joining U. S. Steel, Mr. Longhi spent more than 30 years in the metals industry, most notably in executive roles at Alcoa and Gerdau Ameristeel.

©2017 U. S. Steel. All Rights Reserved	www.ussteel.com

David B. Burritt
Prior to joining U. S. Steel in September 2013 as executive vice president and chief financial officer, David B. Burritt served as chief financial officer at Caterpillar Inc. and retired in 2010. During more than 32 years with Caterpillar, Mr. Burritt helped lead several important transformations and employee development initiatives at the company, including his role as business measurements manager to support Caterpillar’s reorganization into accountable business units, his role as corporate champion for the company-wide 6 Sigma deployment, and his leadership role that helped Caterpillar effectively navigate the financial crisis and related recovery.

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2017-008

United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 250 company with major operations in the United States and Central Europe. For more information about U. S. Steel and detailed biographies about Mr. Longhi and Mr. Burritt, please visit www.ussteel.com.

©2017 U. S. Steel. All Rights Reserved	www.ussteel.com